                                                                    EXHIBIT 12.1


      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


Boston Celtics Limited Partnership's ratio of earnings to fixed charges for each of the periods indicated is as follows (amounts of thousands except ratio data):




                                                           Nine Months Ended
                                                              March 31,                         Year Ended June 30,
                                                         --------------------     --------------------------------------------------
                                                           1998        1997        1997       1996       1995       1994       1993
                                                         -------     --------     ------    -------    -------    -------    -------

BCLP Historical Ratio of Earnings to Fixed
Charges
  Earnings                                               $15,820     $ 12,342     $1,820    $17,637    $ 5,172    $ 6,737    $10,378
  Fixed Charges                                            4,481        4,513      5,970      6,482      9,930      4,516      2,244
                                                         -------     --------     ------    -------    -------    -------    -------
  Adjusted earnings                                      $20,301     $ 16,855     $7,790    $24,118    $14,803    $11,252    $12,622
                                                         -------     --------     ------    -------    -------    -------    -------

  Ratio of earnings to fixed charges                        4.53         3.73       1.30       3.72       1.54       2.49       5.62



BCLP and BCLP II Pro Forma Ratio of
Earnings to Fixed Charges
  Pro Forma earnings (loss)                              $ 4,446                 $(4,402)
  Pro Forma fixed charges                                  7,478                   9,883
                                                         -------                 -------
  Pro Forma adjusted earnings                            $11,924                 $ 5,481
                                                         -------                 -------

  Pro Forma ratio of earnings to fixed
  charges                                                   1.59                    0.55


The ratio of earnings to fixed charges is computed by dividing fixed charges into pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and that portion of net rental expense deemed representative of the interest factor.